UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Corindus Vascular Robotics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REVISED SUPPLEMENT TO PROXY STATEMENT

Dear Stockholder:	May 11, 2018

As you are aware, the 2018 Annual Meeting of Stockholders will be held at 9:00 a.m. EDT on Thursday, May 31, 2018, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC at One Financial Center, 38th Floor, Boston, Massachusetts 02111. We are writing with respect to one of the proposals to be voted on at our Annual Meeting. Your vote is extremely important, no matter how many shares you hold.

As set forth in “Proposal 3 — Amendment to the Company’s Certificate of Incorporation” (which is listed as Proposal 4 on the registered Proxy Card/Beneficial VIF), which is outlined in detail in our proxy statement, our Board is requesting stockholder approval of a Certificate of Amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 250,000,000 shares to 350,000,000 shares. It has come to our attention that corrections regarding the characterization of this Proposal as a “routine” matter and the vote required to approve this Proposal are necessary in order to correct misinterpretations.

We have been advised by the New York Stock Exchange that it considers “Proposal 3 — Amendment to the Company’s Certificate of Incorporation” (which is listed as Proposal 4 on the registered Proxy Card/Beneficial VIF) to be a routine matter. Because this Proposal is deemed routine, if you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, brokers and nominees may, and generally will, use their discretion to vote “uninstructed” shares in accordance with their internal procedures. You can avoid having your broker or nominee vote your shares in accordance with their procedures by providing your broker or nominee with your specific voting instructions.

The affirmative vote of holders of a majority of the outstanding capital stock (on an as-converted-to-common-for-voting-purposes basis, as described in the proxy statement) at a meeting at which a quorum is present, is required to approve the amendment to our Certificate of Incorporation to effect the proposed increase in our authorized shares. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will be treated as votes against this Proposal. Because this Proposal is considered a routine matter, brokerage firms have authority to vote customers’ unvoted shares in street name on this Proposal. If a broker does not exercise this authority, such broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will be treated as votes against this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

These disclosures supplement the proxy statement filed April 26, 2018 and previously furnished to stockholders, and should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement or a previous supplement, the information contained herein supersedes the information contained therein. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you complete, sign, date and mail promptly the proxy card previously provided to you, or use telephone or internet voting, to ensure that your shares are represented and voted at the Annual Meeting. Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised. In the event that you have already submitted a proxy card or voted and wish to change your vote on Proposal 3 (which is listed as Proposal 4 on the registered Proxy Card/Beneficial VIF) or any other proposal, you may revoke and change your vote prior to the Annual Meeting. You may change your vote by: (i) notifying the Company’s Secretary in writing that you have revoked your proxy, (ii) submitting a duly executed proxy card bearing a later date, (iii) voting over the telephone, by calling our toll-free number 1-800-690-6903, (iv) voting via the internet, by visiting www.proxyvote.com, or (v) revoking the proxy personally at the Annual Meeting prior to the voting of the proxy. If voting by telephone or internet, your vote must be received by 11:59 p.m. Eastern Time on May 30, 2018 to be counted. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocations of proxies. Your vote is extremely important, so please act at your earliest convenience.

We look forward to seeing you on May 31, 2018.

Sincerely,

David W. Long
Corporate Secretary